EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

January 3, 2008

To:    Dynamic Response Group

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 29, 2007, relating to the consolidated financial statements of Dynamic Response Group, Inc. and its subsidiaries.

JEWETT, SCHWARTZ, WOLFE & ASSOCIATES

/s/ LAWRENCE H. WOLFE

For the Firm